Exhibit 10.2

[DATE]

[Name]

[Position]

Dear [Name],

I am pleased to advise you that you have been named as a participant in the ModusLink Long Term Incentive Plan ("LTIP"). Attached please find a summary of the LTIP along with an explanation of the target for the LTIP, including performance goals, and an acknowledgement form for you to electronically sign. Capitalized terms used but not defined in this award letter shall have the meanings set forth in the LTIP.

Consistent with past practices, any bonus payable with respect to the LTIP is subject to the final determination of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Steel Connect Inc. (“Steel Connect”), the parent of ModusLink Corporation (the “Company”), in its sole judgment. The calculation, determination, and payment of any awards made under the LTIP is subject to the absolute discretion of the Compensation Committee who may alter, amend, or nullify the terms of the LTIP or may authorize or withhold payment of any award.

Except as otherwise provided in the LTIP, you will be required to be employed (and to not have provided a notice of resignation or received a notice of termination) on the bonus payment date in order to receive the bonus award under the LTIP.

In order to be eligible to participate in the LTIP, you acknowledge that you have executed the Company’s Restrictive Covenant Agreement and are subject to the restrictions therein. As you are aware of (or could become aware of) important confidential information of the Company, execution of the Restrictive Covenant Agreement is essential for the proper protection of the confidential information and goodwill of the Company and its affiliates.

Please read the attached information carefully. This letter shall be executed and delivered via your electronic signature and such signature will constitute an original, with the same binding effect as if executed and delivered in person. Please note that your participation in the LTIP is strictly Personal and Confidential.

On behalf of the Board of Directors and shareholders, thank you for all your work in continuing to improve the value of the Company.

Sincerely,

Warren Lichtenstein

Chairman, Steel Connect

ModusLink Corporation LTIP Participant Acknowledgement

The Participant agrees that his/her opportunity for a bonus under the LTIP as an employee of ModusLink Corporation or its wholly-owned subsidiaries shall be governed by and subject to all of the terms and conditions set forth in the respective documents for the applicable plan, copies of which I acknowledge I have received, as well as my plan targets and individual objectives which have been agreed to as set forth below.

Participant:	[First Name Last Name]
Position:	[Position/Title]
LTIP
Target Value:

As of the date set forth below, I have accepted the terms of the LTIP by signing this Participation Acknowledgment via an electronic signature, and such signature shall not be denied legal effect, validity or enforceability solely because it was submitted or executed electronically.

Signature____________________________

Date:

The calculation, determination, and payment of any awards made under the ModusLink Corporation LTIP is subject to the absolute discretion of the Steel Connect Inc. Compensation Committee who may alter, amend, or nullify the terms of the LTIP or may authorize or withhold payment of any award.

Exhibit A

Individual Payout Worksheet

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